Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Pacific Continental Corporation and Subsidiary

We consent to the incorporation by reference in the following Registration Statements of Pacific Continental Corporation of our report dated March 12, 2010, with respect to the consolidated balance sheets of Pacific Continental Corporation and Subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

•	Registration Statement on Form S-3 (No. 333-158283) pertaining to registration of shares issued in connection with a private placement transaction; and
•	Registration Statement on Form S-8 (No. 333-161703) pertaining to the 2006 Stock Option and Equity Compensation Plan of Pacific Continental Corporation; and
•	Registration Statement on Form S-8 (No. 333-134702) pertaining to the 2006 Stock Option and Equity Compensation Plan of Pacific Continental Corporation; and
•	Registration Statement on Form S-8 (No. 333-130886) pertaining to the NWB Financial Corporation Stock Option Plan.

Portland, Oregon
March 15, 2010